Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Park Sterling Corporation

Charlotte, North Carolina

We consent to the use of our reports dated March 6, 2015, with respect to the consolidated financial statements of Park Sterling Corporation as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, incorporated herein by reference and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

November 18, 2015